Exhibit 99.5

Tenet Medicines, Inc.

Condensed Balance Sheets

(in thousands, except share and par value data)

	As of March 31, 2024	As of December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash	$1,726	$9,929
Prepaid expenses	216	16

Total current assets	1,942	9,945

Total assets	$1,942	$9,945

Liabilities, and stockholders’ deficit
Current liabilities:
Accounts payable	$613	$187
Accrued expenses	390	6
Accrued expenses, related party	391	74
Simple agreements for future equity liability	10,066	10,232

Total current liabilities	11,460	10,499

Total liabilities	11,460	10,499
Commitments and contingencies (Note 9)
Stockholders’ deficit:
Common stock, $0.0001 par value; 23,600,936 shares authorized and 22,420,889 shares issued and outstanding at March 31, 2024 and December 31, 2023	2	2
Accumulated deficit	(9,520)	(556)

Total stockholders’ deficit	(9,518)	(554)

Total liabilities and stockholders’ deficit	$1,942	$9,945

The accompanying notes are an integral part of these financial statements.

Tenet Medicines, Inc.

Condensed Statement of Operations and Comprehensive Loss

(Unaudited)

(in thousands)

Three Months Ended March 31, 2024
Operating expenses:
Research and development	$917
Research and development, related party	261
In-process research and development	7,003
General and administrative	793
General and administrative, related party	146

Total operating expenses	9,120

Loss from operations	$(9,120)
Other income (expense), net:
Change in fair value of simple agreements for future equity liability	166
Other expense	(10)

Total other income (expense), net	156

Net loss and comprehensive loss	$(8,964)

The accompanying notes are an integral part of these financial statements.

Tenet Medicines, Inc.

Condensed Statement of Stockholders’ Deficit

(Unaudited)

(in thousands, except share data)

	Common Stock		Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance at December 31, 2023	22,420,889	$2	$(556)	$(554)

Net loss	—	—	(8,964)	(8,964)

Balance at March 31, 2024	22,420,889	$2	$(9,520)	$(9,518)

The accompanying notes are an integral part of these financial statements.

Tenet Medicines, Inc.

Condensed Statement of Cash Flows

(Unaudited)

(in thousands)

Three Months Ended March 31, 2024
Operating activities
Net loss	$(8,964)
Adjustments to reconcile net loss to net cash used in operations:
Change in fair value of simple agreements for future equity liability	(166)
Acquired in-process research and development	7,003
Changes in operating assets and liabilities:
Prepaid expenses	133
Accounts payable	426
Accrued expenses	313
Accrued expenses, related party	317

Net cash used in operating activities	(938)

Investing activities
Purchase of in-process research and development asset	(7,265)

Net cash used in investing activities	(7,265)

Net change in cash for the period	(8,203)
Cash at beginning of the period	9,929

Cash at end of the period	$1,726

The accompanying notes are an integral part of these financial statements.

Tenet Medicines, Inc.

Notes to Unaudited Financial Statements

1.	Description of the Business

Overview

Tenet Medicines, Inc. (the “Company”) was incorporated in the state of Delaware in November 2023 and is a privately held development stage biopharmaceutical company focused on developing therapies to treat a broad range of autoimmune disorders, including systemic lupus erythematosus, immune thrombocytopenia and membranous nephropathy.

Basis of Presentation

The accompanying condensed balance sheet as of March 31, 2024, and condensed statement of operations and comprehensive loss, condensed statement of cash flows, and condensed statement of stockholders’ deficit for the three months ended March 31, 2024, are unaudited. The balance sheet as of December 31, 2023 was derived from the audited financial statements as of and for the period ended December 31, 2023, but it does not include all disclosures required by U.S. generally accepted accounting principles (“GAAP”). The unaudited interim condensed financial statements have been prepared on a basis consistent with the audited annual financial statements as of and for the period ended December 31, 2023, and, in the opinion of management, reflect all adjustments, consisting solely of normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of March 31, 2024, the condensed results of its operations for the three months ended March 31, 2024, and its cash flows for the three months ended March 31, 2024. The financial data and other information disclosed in these notes related to the three months ended March 31, 2024 are also unaudited. The historical results for the three months ended March 31, 2024 are not necessarily indicative of the results to be expected for the full year ending December 31, 2024 or any other period. These interim condensed financial statements should be read in conjunction with the Company’s audited financial statements included elsewhere in this proxy statement.

Liquidity and Going Concern

Since inception, the Company has devoted substantially all of its efforts to organizing the Company, business planning, raising capital, acquiring intellectual property related to TNT119 and developing TNT119. The Company has a limited operating history, and the sales and income potential of its business is unproven. The Company has incurred net losses since its inception and expects to continue to incur net losses into the foreseeable future as it continues the development of TNT119. From inception through March 31, 2024, the Company has funded its operations through the issuance of simple agreements for future equity (“SAFEs”).

Management is required to perform a two-step analysis over its ability to continue as a going concern. Management must first evaluate whether there are conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern (step 1). If management concludes that substantial doubt is raised, management is also required to consider whether its plans alleviate that doubt (step 2). Management has prepared cash flow forecasts which indicate that based on the Company’s expected operating losses and negative cash flows, there is substantial doubt about the Company’s ability to continue as a going concern for twelve months after the date the interim financial statements for the period ended March 31, 2024 are available to be issued.

As of March 31, 2024 and December 31, 2023, the Company had an accumulated deficit of $9.5 million and $0.6 million, respectively. As of March 31, 2024 and December 2023, the Company had cash of $1.7 million and $9.9 million, respectively. For the three months ended March 31, 2024, the Company had a net loss of $9.0 million and net cash used in operating activities of $0.9 million. The Company expects to continue to incur substantial losses in the foreseeable future as a result of the Company’s research and development activities.

The Company’s ability to continue as a going concern is dependent upon its ability to raise additional funding. Management intends to raise additional capital through equity offerings or debt financings. However, the Company may not be able to secure additional financing in a timely manner or on favorable terms, if at all. Furthermore, if the Company issues equity securities to raise additional funds, its existing stockholders may experience dilution, and the new equity securities may have rights, preferences and privileges senior to those of the Company’s existing stockholders. If the Company raises additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to its potential products or proprietary technologies, or grant licenses on terms that are not favorable to the Company. Without additional funds, the Company may be forced to delay, scale back or eliminate some of the Company’s research and development activities, or other operations and potentially delay product development in an effort to provide sufficient funds to continue its operations. If any of these events occur, the Company’s ability to achieve its development and commercialization goals would be adversely affected.

Accordingly, due to these uncertainties, there is substantial doubt about the Company’s ability to continue as a going concern for twelve months after the accompanying interim financial statements are available to be issued. The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may be necessary should it be determined that the Company is unable to continue as a going concern.

2.	Summary of Significant Accounting Policies

In addition to the policies below, the Company’s significant accounting policies are disclosed in Note 2 of the audited financial statements for the period ended December 31, 2023. Since the date of those financial statements, there have been no other changes to the Company’s significant accounting policies.

Asset Acquisitions

In accordance with the guidance in Topic 805, Business Combinations, in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”), the Company evaluates acquisitions of assets and related liabilities and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If the screen test is met, the transaction is accounted for as an asset acquisition. If the screen test is not met, further determination is required as to whether or not the Company has acquired inputs and processes that have the ability to create outputs which would meet the requirements of a business.

The Company accounts for an asset acquisition by recognizing net assets based on the cost to the acquiring entity on a relative fair value basis. Goodwill is not recognized in an asset acquisition; any excess consideration transferred over the fair value of the net assets acquired is allocated to the non-monetary identifiable assets and liabilities assumed based on relative fair values. In-process research and development acquired in an asset acquisition is expensed provided there is no alternative future use. The Company accounts for future payments such as those upon achievement of certain regulatory, development or sales milestones in such asset acquisitions when the underlying milestones are achieved. Milestone payments made to third parties subsequent to regulatory approval may be capitalized as intangible assets, if deemed to have alternative future use, and amortized over the estimated remaining useful life of the related product.

Accrued Research and Development Expense

The Company is required to estimate its expenses resulting from its obligations under contracts with vendors, consultants, and clinical research organizations in connection with conducting research and development activities. The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided under such contracts. The Company reflects research and development expenses in its financial statements by recognizing those expenses within the period in which services and efforts are expended. The Company accounts for these expenses according to the progress of the related study as measured by the timing of various aspects of the study or related activities. The Company determines accrual and prepaid estimates through review of the underlying contracts along with preparation of financial models taking into account correspondence with key personnel and third-party service providers as to the progress of studies or services being conducted. To date, the Company has had no material differences between its estimates of such expenses and the amounts actually incurred. During the course of a study, the Company adjusts its expense recognition if actual results differ from its estimates.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs consist of external costs, including expenses incurred under arrangements with related parties and third parties and expenses associated with certain research and development activities conducted on the Company’s behalf.

Non-refundable advance payments for goods and services that will be used in future research and development activities are capitalized and recorded as expense in the period that the Company receives the goods or when services are performed.

3.	Fair Value Measurements

Liabilities measured at fair value on a recurring basis as of March 31, 2024 and December 31, 2023 are as follows (in thousands):

	As of March 31, 2024			As of December 31, 2023
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
SAFEs	$—	$—	$10,066	$—	$—	$10,232

Simple Agreement for Future Equity

The Company elected to use the fair value option for the SAFE commitments. SAFEs are measured at fair value using Level 3 significant unobservable inputs. The estimated fair value of the SAFEs as of March 31, 2024 and December 31, 2023, were determined using a valuation model that considered the probability of the occurrence of certain future financing events, an assumed discount rate, and the estimated time period the SAFEs would be outstanding. The assumptions used to determine the fair value of the SAFEs as of March 31, 2024 and December 31, 2023 also included an estimated probability of a financing and a contractual conversion of 100% and 95%, respectively, an assumed discount rate of 21.0% and 19.0%, respectively, and an estimated time period the SAFEs would be outstanding of 0.25 years and 0.25 to 1.25 years, respectively.

The decrease in fair value of the SAFE liability for the three months ended March 31, 2024 of $0.2 million was recognized in other income in the condensed statement of operations and comprehensive loss. Refer to Note 10 for further information on the SAFEs.

The following table provides a reconciliation of all liabilities measured at fair value using Level 3 significant unobservable inputs (in thousands):

SAFEs
Balance at November 8, 2023 (inception)	$—
Issuance of SAFEs	10,000
Change in fair value of SAFEs	232

Balance at December 31, 2023	$10,232
Change in fair value of SAFEs	(166)

Balance at March 31, 2024	$10,066

4.	Prepaid Expenses

Prepaid expenses consisted of the following for the periods indicated (in thousands):

	As of March 31, 2024	As of December 31, 2023
Research	$129	$16
Clinical	87	—

Total	$216	$16

5.	Accounts Payable

Accounts payable consisted of the following for the periods indicated (in thousands):

	As of March 31, 2024	As of December 31, 2023
Professional services	$259	$184
Research	161	—
Clinical	9	—
Recruiting	122	—
Other	62	3

Total	$613	$187

6.	Related Party Agreements and Transactions

Services Agreement with Sera Services, Inc.

In November 2023, the Company entered into an agreement (the “Sera Services Agreement”) with Sera Services, Inc. (“Sera Services”), a wholly-owned subsidiary of Sera Medicines, LLC (“Sera Medicines”), pursuant to which Sera Services provides research and other services to the Company. Sera Medicines is a principal stockholder of the Company and, in its capacity as the holder of a majority of the outstanding stock of the Company, controls who serves on the Company’s board of directors. Sera Medicines is an entity controlled by RA Capital Management, L.P. The Company’s management have a minority ownership in Sera Medicines. Additionally, entities affiliated with RA Capital Management, L.P. entered into SAFEs with the Company in the amount of $10.0 million. Refer to Note 10 for further information on the SAFEs.

Under the terms of the Sera Services Agreement, the Company compensates Sera Services on a fully burdened cost basis for personnel time devoted to Company projects. In addition, the Company reimburses Sera Services on a cost basis for any subcontractor costs incurred. The Company pays Sera Services on a monthly basis, in arrears, for services performed and costs incurred. The Sera Services Agreement has a term of two years and will automatically renew on its anniversary date for additional one-year terms. The Company may terminate the Sera Services Agreement by giving 30 days’ prior notice to Sera Services.

The Company incurred $0.4 million in consulting costs for the three months ended March 31, 2024, in connection with the Sera Services Agreement, and the amount was reflected in research and development, related party and general and administrative, related party on the condensed statement of operations and comprehensive loss and accrued expenses, related party on the condensed balance sheets.

Services Agreement with Carnot Pharma, LLC

In November 2023, the Company entered into an agreement (the “Carnot Services Agreement”), with Carnot Pharma, LLC, (“Carnot”), under which Carnot provides research and other services to the Company. Carnot is an entity controlled by RA Capital Management, L.P.

Under the terms of the Carnot Services Agreement, the Company compensates Carnot on a fully burdened cost basis for personnel time devoted to Company projects. The Company pays Carnot on a monthly basis, in arrears, for services performed and costs incurred. The Carnot Services Agreement is for a term of three years. The Company may terminate the Carnot Services Agreement by giving 30 days’ prior notice to Carnot. The Company did not incur any costs for the three months ended March 31, 2024 in connection with the Carnot Services Agreement.

Services Agreement with Blackbird Clinical, Inc.

In January 2024, the Company entered into an agreement (the “Blackbird Services Agreement”), with Blackbird Clinical Inc., (“Blackbird”), under which Blackbird provides consulting and other services to the Company related to clinical trials. Blackbird is an entity controlled by RA Capital Management, L.P.

The Blackbird Services Agreement contract amount was $0.4 million to be paid in quarterly installments, in arrears, for services performed and costs incurred. The Blackbird Services Agreement has a term of one year. The Company may terminate the Blackbird Services Agreement by giving 45 days’ prior notice to Blackbird. The Company incurred $0.1 million in consulting costs for the three months ended March 31, 2024 in connection with the Blackbird Services Agreement, and the amount was reflected as research and development, related party on the condensed statement of operations and comprehensive loss.

7.	Asset Purchase Agreement with Acelyrin, Inc.

On January 11, 2024, the Company entered into an Asset Purchase Agreement with Acelyrin, for the acquisition of the Transferred Assets, including certain assigned contracts for the development of TNT119. Under these assigned contracts, Tenet (i) received worldwide licenses (with the right to sublicense) to certain patents, know-how and other intellectual property rights to develop, manufacture, use and commercialize TNT119 (budoprutug) for any non-oncology indication, and (ii) assumed certain liabilities of Acelyrin arising from (1) governmental authority action or notification relating to TNT119, (2) contracts assigned to Tenet pursuant to the Asset Purchase Agreement and (3) Tenet’s ownership, lease or operation of the Transferred Assets. The Asset Purchase Agreement includes customary representations, warranties and covenants, as well as standard mutual indemnities, including those covering losses arising from any material breach of the Asset Purchase Agreement.

The Company paid $7.3 million in cash consideration to Acelyrin on the signing date of the Asset Purchase Agreement, in addition to inheriting the rights and obligations, including financial obligations, under the CRH Agreement and the ProBioGen Agreement (in each case, as defined below). The Company determined that the Asset Purchase Agreement should be accounted for as an asset acquisition after considering whether substantially all of the fair value of the gross assets acquired was concentrated in a single asset or group of assets by performing an initial screen test in accordance with FASB ASC Topic 805 Business Combination.

In consideration for the license and other rights the Company received under the Asset Purchase Agreement, the Company is obligated to (i) make total payments of up to $157.5 million to Acelyrin upon the achievement of various development, regulatory and commercial milestones, (ii) pay royalties in the single-digit percentages, subject to specified reductions, to Acelyrin on worldwide net sales in a given calendar year, and (iii) make non-refundable and non-creditable payments to Acelyrin on sublicense income with rates ranging from the low single digit to mid teen percent depending on the stage of development of the most advanced Products (as defined below) at the time of such sublicense. The royalty term continues for each licensed product incorporating or comprising TNT119 (a “Product”) on a country-by-country and Product-by-Product basis beginning on the first commercial sale of such Product and ending on the latest of (a) the date when such Product is no longer covered by a valid claim of a royalty-bearing patent in such country, (b) the expiration of any regulatory exclusivity period for such Product in such country, and (c) the twelfth anniversary of the first commercial sale of such Product in such country. For the period from January 11, 2024 to March 31, 2024, no milestone payments had been accrued as the underlying milestones were not achieved.

The Company is obligated to use commercially reasonable efforts to commercialize at least one Product in the United States and to achieve specified development, regulatory and commercial milestones set forth in the Asset Purchase Agreement. If Acelyrin asserts that the Company has failed to meet one or more of these diligence obligations within specified time periods, and such failure is finally determined through a dispute resolution process, Acelyrin shall have the right to repurchase the transferred assets at the then-fair market value from Tenet, as Acelyrin’s sole and exclusive remedy for such breach.

If, within a specified period, the Company receives a bona fide offer or proposal from a third party to sell, transfer or otherwise divest all or substantially all of the rights to the transferred assets or Products, or grant an exclusive license or exclusive sublicense to such third party to develop and commercialize products under specified terms, then prior to entering into any discussions or negotiations with any third party in relation to such a transaction, the Company shall provide written notice to Acelyrin of such intent or receipt of proposal. Acelyrin shall have the right to negotiate with the Company the terms for a definitive agreement with respect to such sale, transfer or grant of the rights to Products for a specified period of time. If Acelyrin does not exercise its right to negotiate or the parties are unable to agree on the terms of a definitive agreement, the Company shall have the right to negotiate or enter into an agreement with a third party with respect to such transaction, subject to specified conditions.

For a specified period after the closing date of the Asset Purchase Agreement, the Company shall not solicit, induce, or attempt to induce any employees of Acelyrin to become employees or independent contractors of the Company. If the Company does hire or engage an employee of Acelyrin during such period, the Company is obligated to make a certain payment to Acelyrin.

The Company may not sell, assign or transfer all or substantially all of the rights to develop or commercialize a product unless, as a condition to such sale, assignment or transfer, the purchaser, assignee or transferee (as applicable) assumes in writing all obligations of the Company as set forth in the Asset Purchase Agreement with respect to the applicable Products.

The acquired asset, including the prepaid expenses, was measured and recognized as an allocation of the transaction price based on the relative fair value as of the transaction date with any value associated with in-process research and development (“IPR&D”) being expensed. The fair value of the total consideration was $7.3 million, which consisted solely of cash. The allocation of the purchase price was as follows (amounts in thousands):

Acquired in-process research and development	$7,003
Prepaid expenses	297

Net assets acquired	$7,300

The IPR&D asset acquired related to TNT119. As a result, the entire cash consideration, other than prepaid expenses, was allocated to TNT119. The Company concluded that the acquired asset did not have an alternative future use and recognized the full amount of $7.0 million as IPR&D in the condensed statement of operations and comprehensive loss in January 2024.

8.	License Agreements

Amended and Restated License Agreement with Cancer Research Technology Limited

In connection with the Asset Purchase Agreement, in January 2024 the Company was assigned a license agreement with Cancer Research Technology Limited (“CRH”) and, in connection with such assignment, the Company entered into an amended and restated license agreement with CRH (the “CRH Agreement”). The CRH Agreement granted the Company a worldwide exclusive license (other than specified patent rights and materials, which are licensed to Tenet on a non-exclusive basis) under certain know-how, patents and materials, or the licensed rights, to research, develop, test, manufacture or sell certain licensed products related to TNT119 for all therapeutic uses except for oncology indications. The Company is permitted to grant a sublicense under these licenses with CRH’s prior written consent. CRH retains, on behalf of itself and the charitable company Cancer Research U.K., a worldwide, fully paid-up, perpetual and irrevocable right in the licensed rights and in certain intellectual property owned or controlled by the Company that is necessary to exploit the licensed products and used, conceived or generated in the course of exercising the license or exploiting any licensed product, or product-specific foreground intellectual property, for the purpose of non-commercial, non-clinical scientific research.

The Company is obligated to use commercially reasonable efforts to perform all activities set forth in a mutually agreed-upon development plan within the timelines set forth therein. The Company is also obligated to develop at least one licensed product in an autoimmune indication and to pursue worldwide regulatory authorization for licensed products. The Company must use commercially reasonable efforts to commercialize each licensed product throughout each of the specified major markets as soon as practicable following receipt of regulatory authorization for such product in such market. Additionally, the Company must make the licensed product available through the United Kingdom and negotiate with relevant regulatory authorities to make each licensed product available through the National Health Service in England and Wales within a specified time of the licensed product being made available elsewhere in the territory. If the Company fails to meet one or more of these diligence obligations, and such failure is not remedied within the specified cured period, CRH shall have the right to terminate the CRH Agreement with respect to the relevant licensed product.

The Company paid a signature fee to CRH of £0.4 million ($0.4 million), and the Company is obligated to pay CRH a mid-five figure digit fee annually. The Company is obligated pay up to an aggregate of £106.8 million ($136.1 million) upon the achievement of specified development, regulatory, commercial and sales milestone events, including: (i) payments of up to mid-six figure digits in pounds sterling for certain development milestones, (ii) payments of up to low-eight figures in pounds sterling per indication (for up to three indications) for certain regulatory and commercial milestones and (iii) payments up to mid-eight figures in pounds sterling for certain sales milestones. The Company is also obligated to pay tiered royalties ranging from a rate in the mid-single digit to high-single digit percentage on net sales. The royalty term continues for each licensed product on a country-by-country basis beginning on the first commercial sale of such licensed product and ending on the latest of (a) the date when such licensed product is no longer covered by a valid claim of a licensed patent in such country, (b) the expiration of the exclusivity period for such licensed product in such country, and (c) the tenth anniversary of the first commercial sale of such licensed product in such country. Tenet is also responsible for a sublicensing revenue payment ranging from a rate in the mid-single digit to mid-double digits for any sublicense revenue.

The Company concluded that the CRH Agreement should be accounted for separately from the Asset Purchase Agreement and, as a result, the signature fee of £0.4 million ($0.4 million) paid to CRH was recorded as a contract expense as research and development expense on the statement of operations and comprehensive loss. The Company will account for future payments under the CRH Agreement when the applicable milestones are achieved. The Company will expense the annual fee to be paid to CRH on the anniversary date of the CRH Agreement, as research and development expense. For the period from the execution of the CRH Agreement to March 31, 2024, no milestone payments had been accrued as no milestones under the CRH Agreement had been achieved.

The CRH Agreement shall remain in effect in each country in the territory until the expiry of the Company’s obligation to pay royalties in such country. Either party may terminate the CRH Agreement if the other party is in material breach that has not been remedied within the specified cure period or if the other party becomes insolvent. CRH also has the right to terminate the CRH Agreement if the Company or one of the Company’s sublicensees or affiliates challenges a licensed patent, or if the Company is acquired by a tobacco company.

ProBioGen Development, Manufacturing Services and License Agreement

In connection with the Asset Purchase Agreement, the Company was assigned a contract for cell line development, manufacturing services and a license agreement (the “ProBioGen Agreement”) originally entered into between ValenzaBio and ProBioGen AG (“ProBioGen”). ValenzaBio originally entered into the ProBioGen Agreement to research, develop and commercialize innovative therapies using ProBioGen’s proprietary technology, and ValenzaBio used this technology in the development of TNT119. At the time the Company entered into the Asset Purchase Agreement, the development and manufacturing services were complete, and the Company did not make any separate payments for the assignment of the ProBioGen Agreement.

The ProBioGen Agreement granted the Company a commercial non-exclusive license under the license patent rights and licensed know-how in the territory in which ProBioGen’s proprietary technology is applied for the research, development, manufacture, use, sale, and offer for sale, import or export of TNT119. The commercial product license includes a non-exclusive sublicense of the licensed patent rights, limited to the use of TNT119.

In connection with the terms of the ProBioGen Agreement, the Company is obligated to (i) make payments of up to €10.0 million ($10.9 million) upon the achievement of certain development and manufacturing milestones, such as the start of a Phase 2 clinical trial, and (ii) make milestone payments of up to €7.0 million ($7.7 million) upon the achievement of annual net sales-based milestones. If the Company elects to contract ProBioGen to perform certain manufacturing services, the milestone payments will be reduced by €0.9 million ($1.1 million). For the period from the assignment of the ProBioGen Agreement to March 31, 2024, no milestone payments had been accrued as the underlying milestones were not achieved.

The ProBioGen Agreement will remain in effect until the services are completed for the service-related component and until the payment obligations expire in connection with the ProBioGen license component. Both parties have the right to terminate the ProBioGen Agreement if the other party becomes insolvent, or materially breaches the ProBioGen Agreement and fails to remedy any such default within the specified cure periods.

9.	Commitments and Contingencies

Legal Contingencies

From time to time, the Company may become involved in legal proceedings arising from the ordinary course of business. The Company records a liability for such matters when it is probable that future losses will be incurred and that such losses can be reasonably estimated. Significant judgment by the Company is required to determine both probability and the estimated amount. Management is not aware of any legal matters that could have a material adverse effect on financial position, results of operations or cash flows.

Guarantees and Indemnifications

In the normal course of business, the Company enters into agreements that contain a variety of representations and provide for general indemnification. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. As of March 31, 2024 and December 31, 2023, the Company did not have any material indemnification claims that are probable or reasonably possible and consequently has not recorded related liabilities.

10.	Simple Agreements for Future Equity

In November 2023, the Company entered into SAFEs with RA Capital Healthcare Fund, L.P. and RA Capital Nexus Fund III, L.P. (the “SAFE Holders”) for an aggregate of $10.0 million. The SAFEs granted the SAFE Holders rights to participate in future equity financings of the Company. The SAFEs stipulate that if there is an equity financing before the expiration or termination of the SAFEs, the Company will be required to issue to the SAFE Holders a number of shares of standard preferred stock equal to the purchase amount of the equity financing divided by the price per share of the standard preferred stock and multiplied by the discount factor of 90%. In addition, the SAFEs stipulate that if there is a liquidity event before the expiration or termination of the SAFEs, the Company will be required to pay a cash payment equal to the greater of (i) the purchase amount or (ii) the amount payable on the number of shares of common stock equal to the purchase amount divided by the price per share of the common stock and multiplied by the discount factor of 90%. If there is an option provided to the Company’s stockholders with respect to the form and amount of proceeds to be received in a liquidity event, then the SAFE Holders will be given the same option. The SAFEs also stipulate that if there is a dissolution event before the expiration or termination of the SAFEs, the Company will pay a cash payment to each SAFE Holder equal to the purchase amount of such SAFE Holder’s SAFE. The SAFEs will automatically terminate immediately following the earliest of either (i) the issuance of stock following the conversion of the SAFEs as outlined above in the event of a Company equity financing or liquidity event or (ii) the payment of amounts due to SAFE Holders in the event of a Company dissolution.

The Company elected to use the fair value option of accounting for the SAFEs and recorded the SAFEs as liabilities. As of March 31, 2024 and December 31, 2023, the fair value of the SAFEs were $10.1 million and $10.2 million, respectively.

On April 10, 2024, prior to the execution of the Acquisition Agreement (as described in Note 13 below), the Company and the SAFE Holders amended the SAFEs to change the discount factor from 90% to 100%. All other terms of the SAFEs remained unchanged.

11.	Common Stock

As of March 31, 2024 and December 31, 2023, the Company had 23,600,936 authorized shares of common stock of which 22,420,889 shares were issued and outstanding.

Common Stock Purchase Agreements

In November 2023, the Company entered into a common stock purchase agreement with Sera Medicines pursuant to which Sera Medicines purchased 20,000,000 shares of the Company’s common stock for a total purchase price of $2,000. In addition, in November 2023, the Company entered into restricted common stock purchase agreements with three founders of the Company pursuant to which such founders purchased 2,420,889 shares of the Company’s common stock for a total purchase price of $242. The founders’ shares were issued under the Company’s equity incentive plan, have the same voting rights as other Tenet common stock, and are entitled to receive dividends when and if declared by the Company’s Board of Directors. The shares purchased by the founders were fully vested upon issuance.

12.	Equity Incentive Plan and Stock-Based Compensation

Equity Incentive Plan

In November, the Company’s Board of Directors adopted, and its stockholders approved, the 2023 Stock Option and Grant Plan (the “Plan”). The Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units and other stock awards. As of March 31, 2024 and December 31, 2023, the common stock reserved for issuance under the Plan was 2,420,895 shares. As of March 31, 2024 and December 31, 2023, 6 shares of common stock were available for future grants. For the three months ended March 31, 2024 and the period from inception to December 31, 2023, no other awards were granted other than the founders’ shares.

Options under the Plan may be granted for periods of up to 10 years and at prices no less than 100.0% of the estimated fair value of the shares on the date of grant as determined by the Company’s Board of Directors, provided, however, that the exercise price of an incentive stock option granted to a 10.0% stockholder shall not be less than 110.0% of the estimated fair value of the shares on the date of grant. Options to be granted under the Plan will generally vest monthly over four years with or without one-year cliff vesting, and certain option grants may provide for accelerated vesting if there is a change in control, as defined in the individual award agreements. For the three months ended March 31, 2024 and the period from inception to December 31, 2023, no options were granted.

13.	Subsequent Events

The Company evaluated subsequent events through May 16, 2024, the date that the unaudited interim condensed financial statements were available for issuance.

SAFE Amendments

On April 10, 2024, prior to the execution of the Acquisition Agreement (as described below), the Company and the SAFE Holders (as described in Note 10) amended the SAFEs to change the discount factor from 90% to 100%. All other terms of the SAFEs remained unchanged.

Acquisition Agreement

On April 10, 2024, the Company entered into an agreement and plan of merger and reorganization (the “Acquisition Agreement”) with Eliem Therapeutics, Inc., a Delaware corporation (“Eliem”), and Tango Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Eliem (“Transitory Subsidiary”). The Acquisition Agreement provides for the acquisition of the Company by Eliem through the merger of Transitory Subsidiary into the Company, with the Company surviving as a wholly owned subsidiary of Eliem (“the Acquisition”).

At the effective time of the Acquisition, and without any action on the part of the holders of common stock of the Company, (i) all issued and outstanding shares of the common stock of the Company and (ii) all securities convertible into shares of common stock of the Company will be converted into the right to receive, in the aggregate, a number of shares of Eliem’s common stock equal to fifteen and two-fifths percent (15.4%) of the outstanding shares of Eliem’s common stock as of immediately following the closing of the Acquisition, calculated on a fully-diluted basis using the treasury stock method (the “Aggregate Consideration”). The Acquisition is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

The Acquisition Agreement contains certain termination rights of each of the Company and Eliem, including if Eliem’s stockholders fail to adopt and approve the issuance of the Aggregate Consideration. Upon termination of the Acquisition Agreement under specified circumstances, Eliem may be required to pay the Company a termination fee of $1.0 million and reimburse the Company’s transaction-related expenses up to a maximum of $0.5 million.

In addition, pursuant to the Acquisition Agreement, the SAFE Holders will enter into SAFE cancellation agreements prior to the closing of the Acquisition with the Company, and in accordance with the Acquisition

Agreement, immediately prior to the closing of the Acquisition, each SAFE that is then outstanding shall, without any action on the part of Eliem, the Company, any SAFE Holder or any other person, terminate and be canceled, and be converted into the right to receive the applicable portion of the Aggregate Consideration as set forth in accordance with the Acquisition Agreement.

Bridge Loan

On May 14, 2024, the Company entered into a Senior Secured Promissory Note (the “Note”) with Eliem pursuant to which Eliem will make short-term loans (the “Loan” or “Loans”) to Tenet in an aggregate principal amount of up to $15.0 million. On or about the date of execution of the Note, Eliem made an initial Loan to the Company of $5.0 million to provide the Company with sufficient cash to fund its operations prior to the consummation of the Acquisition. The Company’s ability to borrow the remaining $10.0 million under the Note is subject to certain conditions and restrictions on use.

The Loans will bear simple interest at a fixed rate per annum of 6%. All outstanding Loans, together with accrued interest, will become due and payable upon the earlier of (i) 12 months from the date of issuance the Note, (ii) the occurrence of specified corporate transactions, or (iii) the Company’s receipt of at least $15.0 million in gross proceeds from the closing of a bona fide equity and/or debt financing.

Under the Note, the Company granted Eliem a continuing, first-priority perfected security interest in all of the Company’s present and future assets, properties and rights, whether tangible or intangible, including, without limitation, the intellectual property of the Company. The Note contains certain customary representations and warranties and certain customary events of default.